Exhibit 10.4

Notice of Stock Option Award Granted Under the
LendingTree, Inc. 2023 Stock Plan

Important Note: You must login to your account to obtain other important information concerning this Award, such as a copy of the LendingTree, Inc. 2023 Stock Plan (the “2023 Plan”) and the Terms and Conditions for Stock Option Awards (the “Terms and Conditions”). You acknowledge that you have received copies of the 2023 Plan and the 2023 Plan’s prospectus.

Award Recipient:	________________________________

Stock Option Award:	Under the 2023 Plan: You have been awarded a nonqualified option to acquire ___ Shares of LendingTree common stock at an “Exercise Price” of $___ per Share (“Stock Option”);

Award Date:	________________________________

Vesting Schedule:	Subject to your continued employment with LendingTree or its Subsidiaries or Affiliates, your Stock Option shall, subject to the provisions of the 2023 Plan and the Terms and Conditions, vest and no longer be subject to any restriction as of the vesting dates, as set forth below:

Vest Date	Shares Vesting

Expiration Date:

Once vested, your Stock Option will expire upon the earlier of (i) the expiration of the 12-month period following your Termination of Employment for any reason other than due to death, Disability or Retirement, (ii) the expiration of the one-year period following your Termination of Employment due to death, Disability or Retirement or (iii) 10 years from your Award Date (the “Expiration Date”), except as otherwise provided in the 2023 Plan or the attached Terms and Conditions.

If you do not exercise your vested Stock Option before the Expiration Date, your unexercised Stock Option will be forfeited and canceled in its entirety.

Impact of a Termination of Employment:	Except as otherwise provided in the 2023 Plan, the Terms and Conditions and any Individual Agreement between you and LendingTree, the unvested portion of this Stock Option will be forfeited without consideration and canceled in its entirety upon your Termination of Employment.
Terms and Conditions:

Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2023 Plan.

Your Stock Option is subject to the Terms and Conditions attached hereto and the 2023 Plan. Copies of these documents are also available upon request from the Human Resources Department. In the event of a conflict between the Terms and Conditions and this Notice, this Notice shall control.

Without a complete review of these documents, you will not have a full understanding of all the material terms of your Stock Option.

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Terms and Conditions for Stock Option Award

Overview

These Terms and Conditions apply to the stock option (the “Award”) awarded to you by LendingTree, Inc. (“LendingTree” or the “Company”) pursuant to Section 5 of the LendingTree, Inc. 2023 Stock Plan (the “2023 Plan”). You were notified of your Award by way of an award notice (the “Award Notice”). All capitalized terms used herein, to the extent not defined, shall have the meaning as set forth in the 2023 Plan.

Continuous Service

In order for the Award to vest, you must be continuously employed by LendingTree or any of its Subsidiaries or Affiliates during the Restriction Period (as defined below) or as otherwise provided in the Vesting section below. Nothing in your Award Notice, these Terms and Conditions, or the 2023 Plan shall confer upon you any right to continue in the employ or service of LendingTree or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time and for any or no reason.

Vesting

Subject to the Award Notice, these Terms and Conditions and the 2023 Plan, the Award shall vest and no longer be subject to satisfaction of any restriction as set forth in the Vesting Schedule section of the Award Notice. The period during which such restrictions apply is the “Restriction Period.”

The vesting of your Award is conditioned upon your continuous employment with LendingTree or its Subsidiaries or Affiliates through each respective vesting date.

Notwithstanding the foregoing, 100% of your then-outstanding and unvested portion of your Award shall vest upon the occurrence of a Change in Control which occurs during your employment with LendingTree (or any Subsidiary or Affiliate). The term “Change in Control” is defined in the 2023 Plan, and includes certain events affecting LendingTree (not events only affecting specific businesses of LendingTree).

Termination of Employment

Upon your Termination of Employment with LendingTree or any of its Subsidiaries or Affiliates during the Restriction Period for any reason, any unvested portion of this Award shall be forfeited and canceled in its entirety without consideration effective immediately upon such Termination of Employment. The then vested portion of this Stock Option may remain exercisable after your Termination of Employment to the extent permitted under section 5(i) of the 2023 Plan.

For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries and Affiliates, without any break in service, is not a Termination of Employment.

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Exercise

When you wish to exercise this Award, you must notify the Company by filing a “Notice of Exercise” in the form prescribed by LendingTree at the address given on the form. Your notice must specify how many Shares you wish to purchase and is subject to the minimum purchase limitation set forth in section 5(g) of the 2023 Plan. The notice can only become effective after it is received and approved by the Company. If someone else wants to exercise this Stock Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

When you submit your Notice of Exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of (i) certified or bank check or (ii) to the extent approved by the Committee by any of the methods described in sections 5(g)(i), 5(g)(ii), or 5(g)(iii) of the 2023 Plan.

Taxes and Withholding

No later than the date as of which an amount in respect of any part of this Award first becomes includable in your gross income for federal, state, local or foreign income or employment or other tax purposes, LendingTree or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of Shares or cash issued upon settlement of the Award that gives rise to the withholding requirement. In the event Shares are deducted to cover tax withholdings, the number of Shares withheld shall generally have a Fair Market Value equal to the aggregate amount of LendingTree’s withholding obligation on the date of exercise of the Stock Option. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the settlement of your Award, be required to pay to LendingTree, or make arrangements satisfactory to LendingTree regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. To the extent approved by the Committee, you may satisfy the applicable tax withholding amounts as permitted under section 13(d) of the 2023 Plan.

Non-Transferability of the Award

Your Award shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise except as may be permitted under section 5(j) of the 2023 Plan.

No Rights as a Stockholder

Until your Award is exercised and settled with Shares, you shall not be entitled to any rights of a stockholder with respect to the Award (including the right to vote the underlying Shares or receive dividends). Moreover, if LendingTree declares and pays dividends on the Common Stock during the Restriction Period, this Award will not be credited with any dividends.

Restrictive Covenants

Your acceptance of your Stock Option shall be conditioned upon, and subject to, the execution of separate restrictive covenant agreement in a form to be provided by the Company at the time of the Award Date.

Other Restrictions

The Award shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of Shares, then in any such event, the Award and/or any issuance of Shares under the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

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Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the 2023 Plan, the 2023 Plan shall control; provided, that an action or provision that is permissive under the terms of the 2023 Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2023 Plan shall govern. In the event of (i) any conflict between the Award Notice (or any information posted on LendingTree’s intranet or given to you directly or indirectly through the Agent (including information posted on https://us.etrade.com/stock-plans)) and LendingTree’s books and records, or (ii) ambiguity in the Award Notice (or any information posted on LendingTree’s intranet or given to you directly or indirectly through the Agent (including information posted on https://us.etrade.com/stock-plans), LendingTree’s books and records shall control.

Amendment

LendingTree may modify, amend or waive the terms of your Awards, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your Award constitutes your authorization of the release from time to time to LendingTree or any of its Subsidiaries or Affiliates and to the agent selected by LendingTree to administer the 2023 Plan (the “Agent”) (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your Award and/or the 2023 Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your Award and/or the 2023 Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your Award also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which LendingTree, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Sections 409A, 280G and 4999 of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and related rules and regulations (“Section 409A”). In no event shall LendingTree be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A (or Code Section 280G or 4999) with respect to any amounts or benefits paid to you in respect of your Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on LendingTree’s intranet or communicated (either directly by LendingTree or indirectly through any of its Subsidiaries, Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) after such change becomes effective.

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